                                                                EXHIBIT 99(d)(2)


                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into on August 30, 2000 by and between PERKINS PAPERS LTD., a Canada corporation ("Parent"), PERKINS ACQUISITION CORP., a New York corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), JAMES A. WYANT ("James"), JOHN DEREK WYANT ("Derek"), LYNNE ELLEN EMOND ("Lynne"), and the ESTATE OF GERALD W. WYANT (the "Estate"). For purposes of this Agreement, all capitalized terms shall have the meaning ascribed to such terms in the Merger Agreement (defined below) unless otherwise defined herein or the context otherwise requires.


                                   WITNESSETH

      WHEREAS, Parent, Purchaser, and Wyant Corporation, a New York corporation (the "Company"), are simultaneously herewith entering into a certain Agreement and Plan of Merger dated August 30, 2000 (the "Merger Agreement"), pursuant to which Purchaser will (i) commence an offer to purchase for cash (the "Tender Offer") all of the issued and outstanding shares of common stock of the Company, $.01 per value per share (and as the same may be reclassified, split-up or otherwise modified, including any voting securities for which the same is exchanged, "Common Stock"), at a price of $4.00 per share net to the sellers thereof in cash; and (ii) be merged with and into the Company (the "Merger"), subject to certain conditions contained in and otherwise pursuant to the Merger Agreement, and Parent's and Purchaser's willingness to enter into the Merger Agreement and commence the Tender Offer and consummate the Merger is conditional upon the Seller's execution and delivery of this Agreement;

      WHEREAS, each of James, Derek, Lynne and the Estate (each a "Seller", and, collectively, the "Sellers") is the beneficial owner of such number of shares of Common Stock as is set forth opposite his name on Schedule I annexed hereto and made a part hereof ("Schedule I");

      WHEREAS, James is the beneficial owner of such number of shares of Class E Exchangeable Preferred Stock ("Preferred Stock") of Wood Wyant Inc., a wholly owned subsidiary of the Company, ("Wood Wyant"), which are exchangeable, on demand and without additional consideration for shares of Common Stock on a one-for-one basis, as is set forth opposite his name on
Schedule I;

      WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement and to commence the Tender Offer and consummate the Merger, each Seller desires to enter into, and perform his respective obligations under, this Agreement;

      WHEREAS, Wood Wyant is the issuer of certain other classes of preferred stock designated Class A Shares and Class B Shares, and Parent has agreed in
Section 8.16 hereof to guarantee Wood Wyant's performance of its obligation thereunder.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                    REPRESENTATIONS AND WARRANTIES OF SELLERS


      Sellers, jointly and severally, represent and warrant to each of Parent and Purchaser, jointly and severally, as of the date hereof, as follows:

      1.1 APPROVAL OF AGREEMENT AND TRANSACTION. This Agreement and the transactions described herein or otherwise entered into in connection herewith (the "Transaction") have been duly adopted, approved, certified, executed and acknowledged by each Seller, and all action has been properly taken with respect thereto, in accordance with all applicable law and regulation.

      1.2 SELLER'S CAPACITY; REGISTERED OWNER'S EXISTENCE AND GOOD STANDING; OWNERSHIP OF STOCK; AUTHORITY; BINDING OBLIGATION. Each Seller is the beneficial owner of the number of shares of Common Stock, and, if applicable, Preferred Stock, set forth in Schedule I, and is either the registered owner thereof or controls the registered owner thereof identified in Schedule I ("Registered Owner"), free and clear of all liens, encumbrances, restrictions and claims of every kind except such liens, encumbrances, restrictions and claims as may be set forth in such

Schedule I. In any instance where a Seller is the beneficial owner but not the Registered Owner, the Registered Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and existence. The aggregate of the shares of Common Stock beneficially owned by Sellers as set forth in Schedule I constitutes greater than fifty percent of the authorized, issued and outstanding shares of Common Stock on a fully diluted basis. Each Seller on behalf of himself and each Registered Owner controlled by him has full legal capacity, right, power and authority to make, execute, deliver and perform this Agreement, including the consummation of the Transaction, and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise in connection herewith. This Agreement and any other documents or instruments delivered herewith or pursuant hereto or otherwise contemplated herein have been duly executed and delivered by each Seller on behalf of himself and each Registered Owner controlled by him and (assuming valid execution and delivery by Parent and Purchaser) each constitutes the legal, valid and binding obligation of each such Seller and Registered Owner enforceable against each of them in accordance with its terms. Each Seller who is the beneficial owner but not the Registered Owner of any shares of Common Stock has provided to Parent and Purchaser a copy of the authorizing resolutions or other appropriate documents adopted by the appropriate Registered Owners duly certified by an appropriate officer authorizing it to execute, deliver and perform its obligations under this Agreement, including the consummation of the Transaction, and each other instrument or other document delivered herewith or otherwise pursuant hereto or otherwise contemplated herein. A correct and complete copy of the charter documents of each Registered Owner, certified by an appropriate person, are being delivered by each Seller to which such Registered Owner pertains simultaneously with the execution and delivery hereof, and there have been no amendments thereof not reflected in such copies. Upon payment of the Purchase Price on the Tender Offer Acquisition Date or Common Stock Closing Date, as the case may be, and Preferred Stock Closing Date, each as defined in
Article III below, Purchaser will have good and valid title to all of the shares of Common Stock identified in Schedule I, and Parent will have good and valid title to all of the shares of Preferred Stock identified in Schedule I, in each case free and clear of all liens, encumbrances, restrictions and claims of every kind, including any and all rights pertaining thereto, including all voting rights and rights to dividends and other distributions whether declared or not by the date hereof which have not been paid or distributed by the date hereof, regardless of the financial year in which they were accrued or declared, and all rights of exchange pertaining to the Preferred Stock.

      1.3 NO RESTRICTIONS. No Seller nor any Registered Owner is a party to, or otherwise subject to, any mortgage, lien, lease, agreement, instrument, contract, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which (a) would require authorization or approval of, or filing with, any governmental agency, authority or other body, or any other person, in connection with the execution and delivery of this Agreement or the transactions contemplated hereby; or (b) would prevent consummation of the transactions contemplated in this Agreement, and the compliance by each Seller with the terms, conditions and provisions hereof.

      1.4 NO LITIGATION. There is no action, suit or proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding, or, to the knowledge of any Seller, any investigation by, any governmental or other instrumentality or agency, pending or, to the knowledge of any Seller, threatened with respect to any Seller which could have an adverse effect on the consummation of the transactions contemplated in this Agreement.

      1.5 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting or purporting to act on behalf of any Seller is, or will be, entitled to any commission or broker's or finder's fee from any of the parties hereto, or any other person respecting any of the transactions contemplated herein.

      1.6 DISCLOSURE. No representation or warranty by Sellers contained in this Agreement or any statement or certificate or other document furnished or to be furnished to Parent or Purchaser or their representatives pursuant hereto or otherwise in connection herewith contains any untrue statement of material fact, or omits to state any fact required to make the statements, certificates or other documents herein or therein contained not misleading taken as a whole. The representations and warranties contained in this Article I shall not be affected or deemed waived by reason of the fact that Parent or Purchaser or their representatives knew or should have known that any such representation or warranty was or might be inaccurate in any respect or by any investigation made by Parent or Purchaser or their representatives. The copies of all documents furnished to Parent or Purchaser hereunder or otherwise in connection herewith are true and complete copies of the originals thereof.



                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser, jointly and severally, represent and warrant to Sellers, jointly and severally, as of the date hereof, as follows:

      2.1 APPROVAL OF AGREEMENT AND TRANSACTION. This Agreement and the Transaction have been duly adopted, approved, certified, executed and acknowledged by Parent and Purchaser, and all corporate action has been properly taken with respect thereto, in accordance with the Certificate of Incorporation, Bylaws and other organizational and governing documents of Parent and Purchaser, and of all applicable law and regulation.

      2.2 PARENT'S AND PURCHASER'S EXISTENCE AND GOOD STANDING; AUTHORITY; BINDING OBLIGATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Canada and New York, respectively. Each of Parent and Purchaser has full legal capacity, right, power and authority to make, execute, deliver and perform this Agreement, including the consummation of the Transaction, and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise in connection herewith. This Agreement and any other documents or instruments delivered herewith or pursuant hereto or otherwise contemplated herein have been duly authorized, executed and delivered by each of Parent and Purchaser and (assuming valid execution and delivery by Sellers) each constitutes the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms. Each of Parent and Purchaser has provided to Sellers a copy of a resolution adopted by each of Parent and Purchaser's Board of Directors duly certified by an appropriate officer authorizing it to execute, deliver and perform its obligations under this Agreement, including the consummation of the Transaction, and each other instrument or other document delivered herewith or otherwise pursuant hereto or otherwise contemplated herein. Correct and complete copies of the Certificate of Incorporation and Bylaws of each of Parent and Purchaser, certified by its Secretary, are being delivered simultaneously with the execution and delivery hereof, and there have been no amendments thereof not reflected in such copies.

      2.3 NO RESTRICTIONS. Neither Parent nor Purchaser is a party to, or otherwise subject to, any charter, bylaw, mortgage, lien, lease, agreement, instrument, contract, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which (a) would require authorization or approval of, or filing with, any governmental agency, authority or other body, or any other person, in connection with the execution and delivery of this Agreement or the transactions contemplated hereby; or (b) would prevent consummation of the transactions contemplated in this Agreement, and the compliance by Parent and Purchaser with the terms, conditions and provisions hereof.

      2.4 NO LITIGATION. There is no action, suit or proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding, or, to the knowledge of Parent or Purchaser, any investigation by, any governmental or other instrumentality or agency, pending or, to the knowledge of Parent or Purchaser, threatened with respect to Parent or Purchaser which could have an adverse effect on the consummation of the transactions contemplated in this Agreement.

      2.5 NO BROKER'S OR FINDER'S FEES No agent, broker, person or firm acting or purporting to act on behalf of Parent or Purchaser is, or will be, entitled to any commission or broker's or finder's fee from any of the parties hereto, or any other person respecting any of the transactions contemplated herein.

      2.6 DISCLOSURE. No representation or warranty by Parent or Purchaser contained in this Agreement or any statement or certificate or other document furnished or to be furnished to Sellers or their representatives pursuant hereto or otherwise in connection herewith contains any untrue statement of material fact, or omits to state any fact required to make the statements, certificates or other documents herein or therein contained not misleading taken as a whole. The representations and warranties contained in this Article II shall not be affected or deemed waived by reason of the fact that Sellers or their representatives knew or should have known that any such representation or warranty was or might be inaccurate in any respect or by any investigation made by Sellers or their representatives. The copies of all documents furnished to Sellers hereunder or otherwise in connection herewith are true and complete copies of the originals thereof.


                                   ARTICLE III

                           PURCHASE AND SALE OF STOCK

      3.1  PURCHASE AND SALE OF COMMON STOCK.

      3.1.1 PURCHASE AND SALE OF COMMON STOCK PURSUANT TO THE TENDER OFFER; AGREEMENT IN THE EVENT OF TERMINATION OF THE TENDER OFFER. Upon the commencement of the Tender Offer each Seller shall forthwith tender, or cause the Registered Owner controlled by him to tender, the shares of Common Stock beneficially owned by him as set forth on Schedule I pursuant to the terms of the Tender Offer and not withdraw such shares of Common Stock, and Purchaser shall, subject to the conditions of the Tender Offer, take up and pay for the shares of Common Stock so tendered on the date provided in (the "Tender Offer Acquisition Date"), and otherwise pursuant to the terms of, the Tender Offer. Upon the consummation of the Tender Offer, Sections 3.1.2, 3.1.3 and 3.1.4 hereof shall become null and void and of no further force and effect between the parties. In the event that the Tender Offer shall be terminated prior to Purchaser's taking up and paying for shares of the Common Stock, Sections 3.1.2, 3.1.3 and 3.1.4 hereof shall remain in full force and effect as an agreement between the parties.

      3.1.2 PURCHASE AND SALE OF COMMON STOCK; PRICE; ADJUSTMENT TO PER SHARE COMMON STOCK PURCHASE PRICE. Subject to the terms and conditions hereof, each Seller shall sell, assign, transfer, convey and deliver to Purchaser, or shall cause the Registered Owner controlled by him to sell, assign, transfer, convey and deliver, on the Common Stock Closing Date, as defined below, and Purchaser shall purchase from each such Seller on such

Common Stock Closing Date, all of the shares of Common Stock beneficially owned by him as set forth on Schedule I, free and clear of all liens, encumbrances, restrictions and claims of every kind, including any and all rights including all voting rights and rights to dividends and other distributions whether declared or not by the date hereof which have not been paid or distributed by the date hereof, regardless of the financial year in which they were accrued or declared, in exchange for the payment by Purchaser of $4.00 per share of Common Stock (the "Common Stock Purchase Price"). In the event of any reclassification, split-up or other modification of the Common Stock the per share Common Stock Purchase Price payable hereunder shall be adjusted accordingly.

      3.1.3 METHOD OF PAYMENT; TRANSFER. Payment of the Common Stock Purchase Price shall be made by direct bank-to-bank wire transfer of same day funds in United States dollars to an account or accounts designated by each Seller and set forth in Schedule I, or otherwise provided to Purchaser prior to the time when payment is required hereunder, without any deduction for expenses, taxes, fees, commissions, or related costs. Certificates representing the shares of Common Stock, duly endorsed in blank, or accompanied by stock powers duly executed in blank, shall be delivered on the Common Stock Closing Date by each Seller thereof against payment of the Common Stock Purchase Price therefor.

      3.1.4 COMMON STOCK CLOSING. The closing of the foregoing purchase and sale (the "Common Stock Closing") shall take place at 10:00 a.m. at the offices of Parent, on the date which is five days subsequent to Parent's written notice to Sellers requiring a Common Stock Closing, or at such other time as the parties hereto shall by written instrument designate (the "Common Stock Closing Date"), or at such other place as the parties hereto shall by written instrument designate.

      3.2  PURCHASE AND SALE OF PREFERRED STOCK.

      3.2.1 PURCHASE AND SALE OF PREFERRED STOCK; PRICE; ADJUSTMENT TO PER SHARE PREFERRED STOCK PURCHASE PRICE. Subject to the terms and conditions hereof, each Seller shall sell, assign, transfer, convey and deliver to Parent, or shall cause the Registered Owner controlled by him to sell, assign, transfer, convey and deliver to Parent, on the Preferred Stock Closing Date, as defined below, and

Parent shall purchase from such Seller on such Preferred Stock Closing Date, all of the shares of Preferred Stock beneficially owned by him as set forth on
Schedule I, free and clear of all liens, encumbrances, restrictions and claims of every kind, including all voting rights and rights to dividends and other distributions whether declared or not by the date hereof which have not been paid or distributed by the date hereof, regardless of the financial year in which they were accrued or declared, and all rights of exchange pertaining thereto, in exchange for the payment by Parent of $4.00 per share of Preferred Stock (the "Preferred Stock Purchase Price"). In the event of any reclassification, split-up or other modification of the Preferred Stock the per share Preferred Stock Purchase Price payable hereunder shall be adjusted accordingly.

      3.2.2 METHOD OF PAYMENT; TRANSFER. Payment of the Preferred Stock Purchase Price shall be made by direct bank-to-bank wire transfer of same day funds in United States dollars to an account or accounts designated by each Seller and set forth in Schedule I, or otherwise provided to Purchaser prior to the time when payment is required hereunder, without any deduction for expenses, taxes, fees, commissions, or related costs. Certificates representing the shares of Preferred Stock, duly endorsed in blank, or accompanied by stock powers duly executed in blank, shall be delivered on the Preferred Stock Closing Date by each Seller thereof against payment of the Preferred Stock Purchase Price therefor.

      3.2.3 PREFERRED STOCK CLOSING. The closing of the foregoing purchase and sale of Preferred Stock (the "Preferred Stock Closing") shall take place simultaneously with either the purchase by Purchaser on the Tender Offer Acquisition Date, or the purchase by Purchaser on the Common Stock Closing Date, whichever shall occur, at the offices of Parent, or at such other time as the parties hereto shall by written instrument designate (the "Preferred Stock Closing Date"), or at such other place as the parties hereto shall by written instrument designate.


                                   ARTICLE IV

              CONDITIONS TO THE OBLIGATIONS OF PARENT OR PURCHASER

      The obligations of Purchaser to effect the Transaction on the Tender Offer Acquisition Date or Common Stock

Closing Date, or of Parent to effect the Transaction on the Preferred Stock Closing Date, are subject to the satisfaction, on or prior to such Dates, of each of the following conditions, any one or more of which may be waived by Parent or Purchaser:

      4.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Seller contained in this Agreement, including all Schedules and Exhibits delivered pursuant hereto, shall be true and correct in all material respects on and as of the Tender Offer Acquisition Date or Common Stock Closing Date or Preferred Stock Closing Date, as the case may be, with the same force and effect as though such representations and warranties had been made on and as of such Dates, and Sellers shall have delivered to Parent and Purchaser a certificate, dated the applicable Date, to such effect.

      4.2 NO EXISTENCE OF CONDITION TO TENDER OFFER. There shall not exist any circumstance which constitutes a condition to the Tender Offer as set forth in
Exhibit 1.1 to the Merger Agreement.

      4.3 NO TERMINATION OF MERGER AGREEMENT. The Merger Agreement shall not have been terminated.

      4.4 LEGAL OPINION. Sellers shall furnish to Parent and Purchaser an opinion of one or more of Sellers' legal counsel dated the Tender Offer Acquisition Date or Common Stock Closing Date, as the case may be, in form and substance acceptable to Parent's and Purchaser's legal counsel acting reasonably.


                                    ARTICLE V

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

      The obligations of Sellers to effect the Transaction on the Tender Offer Acquisition Date or Common Stock Closing Date or Preferred Stock Closing Date are subject to the satisfaction, on or prior to such Dates, of each of the following conditions, any one or more of which may be waived by Sellers:

      5.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Purchaser contained in this Agreement, including all Schedules and Exhibits delivered pursuant hereto, shall be true and correct in all material respects on and as of the Tender Offer Acquisition Date or Common Stock Closing Date or Preferred Stock Closing Date, as the case may be, with the same force and effect as though such representations and warranties had been made on and as of such Dates, and Parent and Purchaser shall have delivered to Sellers a certificate, dated the applicable Date, to such effect.



                                   ARTICLE VI

                    SELLERS' FURTHER COVENANTS AND AGREEMENT

      During the period from the date of this Agreement to the earlier to occur of the termination of this Agreement pursuant to its terms or the Preferred Stock Closing Date,

      6.1 SELLERS TO REMAIN IN CONTROL OF REGISTERED OWNERS. No Seller shall dispose of voting securities of, or resign any position with, the Registered Owner controlled by him on the date hereof, or take any action which could reasonably be expected to result in his removal, or take or omit to take any action which could reasonably be expected to result in any loss of control by such Seller of such Registered Owner.

      6.2 SELLERS TO MAINTAIN EXISTENCE OF REGISTERED OWNERS. No Seller shall terminate, or take or omit to take any action which could reasonably be expected to result in the termination of, the existence or good standing of any Registered Owner controlled by him on the date hereof.

      6.3 NO SALE OF COMMON STOCK OR PREFERRED STOCK. No Seller shall directly or indirectly sell, transfer, assign or otherwise dispose of or encumber, or take any action which could reasonably be expected to result in the sale, transfer, assignment or other disposition or encumbrance of, any shares of the Common Stock or Preferred Stock.

      6.4 NO SHOP COVENANT. In consideration of the substantial expenditure of time, effort and expense undertaken and to be undertaken by Parent and Purchaser in connection with the Transaction, each Seller covenants that he shall not, nor shall he permit any Registered Owner or other person controlled by him to, or authorize any investment banker, attorney, accountant or other representative retained by him or any Registered Owner to, directly or indirectly, without the written consent of Parent and Purchaser, solicit or encourage, or furnish information with respect to the Common Stock or Preferred Stock to, or otherwise have any communication with, any person in connection with the possible sale of any shares of the Common Stock or Preferred Stock or any other securities of the Company or any subsidiary thereof, or any affiliate or asset thereof, or any merger or similar transaction with respect thereto.

      6.5 VOTING. In the event that the Tender Offer shall be terminated prior to Purchaser's taking up and paying for the shares of Common Stock, and Purchaser shall not have purchased the shares of Common Stock at the time of any vote of shareholders with respect to the Merger Agreement and the Merger, each Seller agrees to vote, or cause to be voted, as applicable, the shares of Common Stock (a) to approve and adopt the Merger Agreement and the transactions contemplated thereby including the consummation of the Merger as provided therein, and (b) to approve and authorize the Merger.


                                   ARTICLE VII

                                   TERMINATION

      7.1 RIGHT TO TERMINATION. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Preferred Stock Closing Date by:

                  (a)   written consent of all of the parties;

                  (b) Parent and Purchaser, if any of the conditions set forth in Article IV shall not have been fulfilled on or before the applicable Dates described therein through no fault of Parent or Purchaser, and such conditions shall not have been waived by Parent and Purchaser;

                  (c) Parent and Purchaser, if any of the covenants and agreements of Sellers set forth in Article VI shall have been breached in any material respect, and such breach shall not have been waived by Parent and Purchaser;

                  (d) Sellers, if any of the conditions set forth in Article V shall not have been fulfilled on or before the applicable Dates described therein through no fault of Sellers, and such conditions shall not have been waived by Sellers.

                  (e) Parent and Purchaser in the event Purchaser is permitted by the Merger Agreement to terminate the Tender Offer without taking up and paying for the shares of Common Stock tendered therein.

      7.2 EFFECTS OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described in Section 7.1, this Agreement shall become void and of no further force and effect and all parties to this Agreement shall be released from all obligations whatsoever to whomsoever including, without limitation, all obligations of any party to any other party and such other party's affiliates, shareholders, officers, directors and employees, (a "Termination Release") except that, notwithstanding anything to the contrary contained herein, (i) the provisions of Sections 8.13 and 8.14 (respecting no publicity and jurisdiction) shall survive such termination and not be subject to such Termination Release; and (ii) any termination of this Agreement pursuant to clauses (b), (c) or (d) of Section 7.1 shall not result in such a Termination Release, but rather all rights and remedies of all parties, including with respect to a claim against a party for such party's breach hereof, shall in all respects survive and be preserved.



                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 EQUITABLE RELIEF. The parties hereto agree that Parent and Purchaser would suffer irreparable harm from a breach by any Seller of any of the covenants or agreements contained herein. The parties hereto hereby declare that money damages alone would not be sufficient to remedy the harm which will accrue to Parent and Purchaser by reason of any failure by any Seller to perform any of the obligations under this Agreement, and agree that in the event of the actual or threatened breach by any Seller of any of the provisions of this Agreement, Parent and Purchaser may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce any of any Seller's obligations hereunder or to prevent any violation of the provisions hereof. If Parent or Purchaser institutes any action or proceeding for specific performance and/or injunction or other equitable relief hereunder, each Seller hereby waives the claim or defense therein that Parent or Purchaser has an adequate remedy at law, and no Seller shall offer in any such action or proceeding the claim or defense that such remedy at law exists.

      8.2 EXPENSES. Parent and Purchaser shall pay all expenses incurred by them relating to the transactions contemplated in this Agreement. Each Seller shall pay all expenses incurred by him relating to the transactions contemplated in this Agreement.

      8.3 "PERSON" DEFINED. When used herein, "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or other department or agency thereof or any other entity.

      8.4 CAPTIONS; AGREEMENT; CONSTRUCTION; CURRENCY. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. The term "Agreement" as used herein means this document and any Exhibits and Schedules annexed hereto. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" means "including without limitation" and does not limit the preceding words or terms. All references herein to dollars or "$" are references to Unites States dollars.

      8.5 NOTICES. Any notice or other communication required or permitted hereunder shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed as follows:

      If to Parent or Purchaser:

                  Perkins Papers Ltd.
                  77, Marie-Victorin Boulevard
                  Candiac, Quebec
                  J5R 1C3
                  Attention:  President
                  Telefax:  (450) 444-6491

      With a copy to:

                  Sandy K. Feldman, Esq.
                  Feldman & Associates
                  10 East 40th Street,
                  New York, New York 10016

                  Telefax: (212) 689-5101

      If to Sellers:

                  James A. Wyant
                  132 Brock Crescent
                  Pointe-Claire, Quebec H9R 3B8

                  Telefax: (514) 428-0522

                  John Derek Wyant M.D.
                  202 Hinton Avenue
                  Thunder Bay, Ontario P7A 7E4

                  Lynne Ellen Emond
                  407 Morningside Crescent
                  Dollard-des-Ormeaux, Quebec H9G 1J9

                  Telefax: (514) 626-1479

                  Estate of Gerald W. Wyant
                  C/O Paula Tepper
                  2333 Sherbrooke Street West
                  Apt. 801
                  Montreal, Quebec H3H 2T6


               With a copy to:

                  Me. Bruce McNiven
                  Heenan Blaikie
                  1250, Rene-Levesque Blvd. West

                  Suite 2500
                  Montreal, Quebec H3B 4Y1

                  Telefax: (514) 846-3427

or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered airmail, on the tenth business day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given between 9:00 AM and 5:00 PM on a business day of the recipient, and on the business day during which such normal business hours next occur if not given during such hours on any day.

      8.6 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect to this Agreement or any provision hereof.

      8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

      8.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules and other documents referred to herein (which form a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, and all such prior agreements and understandings are merged herein and shall not survive the execution and delivery hereof.

      8.9 AMENDMENTS; WAIVER. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision including, without limitation, any representation or warranty, of this Agreement shall be effective or binding unless made in writing and duly executed by the waiving party and, unless otherwise provided, shall be limited to the specific breach waived.

      8.10 ENFORCEABILITY. If any provision of this Agreement (including any Exhibits and Schedules hereto and documents delivered in performance of this Agreement) shall be found by any court of competent jurisdiction in a final order to be invalid or unenforceable, the parties hereby waive such provision to the extent that it was found to be invalid or unenforceable. Such provision shall, to the extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect. The provisions of this Section 8.10 shall not be applicable to the extent that they would result in a material alteration of the agreement otherwise provided herein.


      8.11 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The respective representations, warranties, agreements and covenants of each Seller and Parent and Purchaser contained in this Agreement shall survive the Tender Offer Acquisition Date or Common Stock Closing Date, as the case may be, and Preferred Stock Closing Date or the earlier termination hereof for a period of two years following the date hereof.

      8.12 NO ASSIGNMENT. None of the parties hereto may assign or otherwise transfer any of its rights hereunder, or delegate any of its obligations hereunder, to any third party without the prior written consent of the other parties, provided, however, that Parent may assign its rights, but not its obligations, hereunder to Purchaser or any other person controlled by Parent if Parent remains fully bound by its obligations. No Seller shall have any right to assign its voting power under this Agreement.

      8.13 PUBLIC ANNOUNCEMENTS. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except such disclosure as may be required by law or by any listing agreement with a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure shall not be made without prior consultation with the other parties.

      8.14 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the law of the conflicts of law of such State. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the state courts of the State of New York located in New York County. Each party hereto irrevocably waives any claim that any civil action brought in any such court has been brought in an inconvenient forum.

      8.15 FURTHER ASSURANCES. Each of the parties shall deliver or cause to be delivered at such times and places as shall be reasonably necessary or desirable such additional instruments and other documents, and shall take such other action, as the other parties may reasonably request for the purpose of carrying out the transactions contemplated in this Agreement.

      8.16 PARENT'S GUARANTEE OF WOOD WYANT PREFERRED STOCK. By its execution and delivery hereof, for good and valuable consideration, Parent hereby guarantees to each Seller who is a direct or indirect holder of the Class A Shares or Class B Shares issued by Wood Wyant, the full, faithful and timely performance of each of Wood Wyant's obligations to such holders thereunder, the Parent hereby renouncing to the benefits of division and discussion.

In particular, but without limitation, it is understood that Parent is jointly and severally liable towards each of such holders and any registered owner of the Class A Shares or Class B Shares controlled by such holders, with respect to their holdings of the Class A Shares and Class B Shares of Wood Wyant, for the timely redemption of the said shares by Wood Wyant and the payment of the "Redemption Price" therefor (as that term is defined in the constituting articles of Wood Wyant) and Parent hereby undertakes to cause Wood Wyant to effect such redemption and payment as required in its constituting articles on the dates and in the manner set forth therein.

In the event of any failure of Wood Wyant to meet its redemption obligations for such shares, whether arising from any corporate or other incapacity to do so, or otherwise, Parent shall, upon written demand to it to that effect by any Seller accompanied by share certificate(s) representing the said Class A or Class B Shares duly endorsed for transfer by the registered holder thereof, forthwith purchase the said shares for an amount equal to the Redemption Price, payable in cash to the registered holder thereof so transferring.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      PERKINS PAPERS LTD.


                                      By:  /s/ Suzanne Blanchet
                                          -----------------------
                                      Name:   Suzanne Blanchet
                                      Title:  President and Chief Executive
                                              Officer


                                      PERKINS ACQUISITION CORP.


                                      By:  /s/ Suzanne Blanchet
                                          -----------------------
                                      Name:   Suzanne Blanchet
                                      Title:  President


                                      JAMES A. WYANT

                                      /s/ James A. Wyant
                                      ----------------------


                                      JOHN DEREK WYANT

                                      /s/ John Derek Wyant
                                      ---------------------

                                      LYNNE ELLEN EMOND

                                      /s/ Lynne Ellen Emond
                                      ----------------------


                                      ESTATE OF GERALD W. WYANT


                                      By:  /s/ Paula Tepper-Wyant
                                           ----------------------
                                      Name:  Paula Tepper-Wyant
                                      Title: Co-Executor


                                      By:  /s/ Thomas R.M. Davis
                                           ----------------------
                                      Name:  Thomas R.M. Davis, Esq.
                                      Title: Co-Executor

                                   SCHEDULE I

                         WYANT CORPORATION COMMON STOCK
                         ------------------------------

  Beneficial             Number of      Registered           Bank Wire
    Owner                 Shares          Owner             Instructions
    -----                 ------          -----             ------------

   James A. Wyant         432,020      Wyant & Company        To come
                                             Inc.

  John Derek Wyant        317,333        Derek Wyant          To come
                                        Holdings Inc.

  Lynne Ellen Emond       317,333          3287858            To come
                                         Canada Inc.

  G.W. Wyant Estate       194,666          3323986            To come
                                         Canada Inc.








              WOOD WYANT INC. CLASS E EXCHANGEABLE PREFERRED STOCK
              ----------------------------------------------------

  Beneficial             Number of      Registered           Bank Wire
    Owner                 Shares          Owner             Instructions
    -----                 ------          -----             ------------

   James A. Wyant        1,333,333     Wyant & Company        To come
                                             Inc.